UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

GAS NATURAL INC.

(Name of Registrant as Specified in Its Charter)

Richard M. Osborne,

Darryl L. Knight,

Terence S. Profughi,

Joseph M. Gorman,

Martin W. Hathy, and

Lauren Tristano

The Committee to Re-Energize Gas Natural

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The Committee to Re-Energize Gas Natural has filed definitive proxy materials with the Securities and Exchange Commission to be used to solicit votes for the election of the Committee’s slate of highly-qualified director nominees to the Board of Directors of Gas Natural Inc. (the “Company”) at the Company’s upcoming 2016 annual meeting of shareholders and any postponements, adjournments or continuations thereof (the “Annual Meeting”).

On July 14, 2016, Richard M. Osborne reached an agreement with the Company which includes withdrawal of the Committee’s proxy solicitation. Details on the terms of the agreement are available in the definitive additional proxy materials and current report filed by the Company on July 15, 2016.

The Committee has withdrawn its slate of nominees for election to the Board of Directors of the Company at the Annual Meeting as well as its proposal to repeal certain provisions of the Company’s Amended and Restated Code of Regulations. The Committee will not vote any proxies received from shareholders of the Company at the Annual Meeting.

Investor Contact:

Bill Fiske

Georgeson LLC

(212) 440-9128